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                                   Exhibit 3.1

                          TARGETED GENETICS CORPORATION

                        AMENDED AND RESTATED ARTICLES OF
                                 INCORPORATION

      Pursuant to RCW 23B.10.070, the following constitutes Amended and Restated Articles of Incorporation of the undersigned, a Washington corporation. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

      These Amended and Restated Articles of Incorporation contain amendments to the Articles of Incorporation. The date of the adoption of the amendments by the shareholders of this corporation was May 26, 2005. The date of the adoption of the amendments by the Board of Directors of this corporation was April 1, 2005.

      The amendments were duly approved by the shareholders of this corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

                                 ARTICLE 1. NAME

      The name of this corporation shall be Targeted Genetics Corporation.

                               ARTICLE 2. DURATION

      This corporation is organized under the Washington Business Corporation Act and shall have perpetual existence.

                          ARTICLE 3. PURPOSE AND POWERS

      The purpose and powers of this corporation are as follows:

      3.1 To engage in the business of biotechnology research and development.

      3.2 To engage in any and all activities that may, in the judgment of the Board of Directors, at any time be incidental or conducive to the attainment of the foregoing purpose.

      3.3 To exercise any and all powers that a corporation formed under the Washington Business Corporation Act, or any amendment thereto or substitute therefor, may at the time lawfully exercise.

                            ARTICLE 4. CAPITAL STOCK

      4.1 AUTHORIZED CAPITAL

      The total authorized stock of this corporation shall consist of 180,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Preferred Stock, par value $.01 per share.
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      4.2 ISSUANCE OF PREFERRED STOCK IN SERIES

      The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

            4.2.1 AUTHORITY OF THE BOARD OF DIRECTORS

      Authority is hereby expressly granted to the Board of Directors of this corporation, subject to the provisions of this Article 4 and to the limitations prescribed by law, to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of each series the number of shares of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but shall not be limited to, the determination or fixing of the following:

                  (a) The number of shares of such series;

                  (b) The designation of such series;

                  (c) The dividends of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative;

                  (d) Whether the shares of such series shall be subject to redemption by this corporation and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

                  (e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

                  (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of this corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                  (g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions;

                  (h) The restrictions, if any, on the issue or reissue of any Preferred Stock;

                  (i) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of, this corporation; and


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                  (j) The extent, if any, to which any committee of the Board of
Directors may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of this corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of this corporation or any other series of the same or any other class or classes of stock of this corporation, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

            4.2.2 DIVIDENDS

      Subject to any preferential rights granted for any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends, out of the funds of this corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors. The holders of shares of the Preferred Stock shall be entitled to receive dividends to the extent provided herein or by the Board of Directors in designating the particular series of Preferred Stock. The holders of shares of the Common Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

            4.2.3 VOTING

      The holders of shares of the Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters on which a separate class of this corporation's shareholders vote by class or series to the exclusion of the holders of the shares of the Common Stock. To the extent provided herein or by resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of each such series shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters in which a separate class of this corporation's shareholders vote by class or series to the exclusion of the holders of the shares of such series.

            4.2.4 ISSUANCE OF SHARES

      This corporation may from time to time issue and dispose of any of the authorized and unissued shares of the Common Stock or the Preferred Stock for such consideration as may be fixed from time to time by the Board of Directors, without action by the shareholders. The Board of Directors may provide for payment therefor to be received by this corporation in cash, property, services or such other consideration as is approved by the Board of Directors. Any and all such shares of the Common Stock or the Preferred Stock of this corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

      4.3 DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

      The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below:


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            4.3.1 DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED
                  STOCK

      The shares of such series shall be designated the "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"), par value $.01 per share. The number of shares initially constituting the Series A Preferred Stock shall be 800,000; provided, however, if more than a total of 800,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of October 17, 1996 between the corporation and ChaseMellon Shareholder Services, as Rights Agent (the "Rights Agreement"), the corporation's Board of Directors, pursuant to
Section 23B.06.020 of the Revised Code of Washington, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series A Preferred Stock authorized for issuance to be increased (to the extent that the Restated Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

            4.3.2 DIVIDENDS AND DISTRIBUTIONS

            (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the corporation's Board of Directors shall approve (each such date being referred to in this Designation as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the "Formula Number" shall be 100; provided, however, that if at any time after October 17, 1996 the corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are


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outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after October 17, 1996 the corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

            (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 4.3.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation's Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

            (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the corporation's Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

            (d) So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 4.3.2 to be declared on the Series A Preferred Stock shall have been declared.

            (e) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

            4.3.3 VOTING RIGHTS

      The holders of shares of Series A Preferred Stock shall have the following voting rights:


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            (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

            (b) Except as otherwise provided in this Designation or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class for the election of directors of the corporation and on all other matters submitted to a vote of shareholders of the corporation.

            (c) Except as provided in this Designation or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

                  4.3.4       CERTAIN RESTRICTIONS

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section
4.3.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                        (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                        (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the corporation's Board of Directors) to all holders of such shares upon such terms as the corporation's Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective


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      series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 4.3.4, purchase or otherwise acquire such shares at such time and in such manner.

            4.3.5 LIQUIDATION RIGHTS

                        Upon the liquidation, dissolution or winding up of the
                  corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

            4.3.6 CONSOLIDATION, MERGER, ETC.

                        In case the corporation shall enter into any
                  consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 4.3.6 and Section 4.3.2 appear to apply to a transaction, this Section 4.3.6 will control.

            4.3.7 NO REDEMPTION; NO SINKING FUND

            (a) The shares of Series A Preferred Stock shall not be subject to redemption by the corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

            (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

            4.3.8 RANKING

                        The Series A Preferred Stock shall rank junior to all
                  other series of Preferred Stock of the corporation, unless the corporation's Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.


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            4.3.9 FRACTIONAL SHARES

      The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the corporation, prior to the first issuance of a share or a fractional share of Series A Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series A Preferred Stock pursuant to an appropriate agreement between the corporation and a depository selected by the corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

            4.3.10 REACQUIRED SHARES

      Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the corporation's Board of Directors pursuant to the provisions of
Article 4 of the Restated Articles of Incorporation.

            4.3.11 AMENDMENT

      None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Designation or in the Restated Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class.

                          ARTICLE 5. PREEMPTIVE RIGHTS

      No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 6. CUMULATIVE VOTING

      The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                                ARTICLE 7. BYLAWS

      The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation subject to approval by a majority of the Continuing Directors (as defined in Article 13); provided, however, the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by


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the affirmative vote of the holders of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class.

                     ARTICLE 8. REGISTERED OFFICE AND AGENT

      The name of the registered agent of this corporation and the address of its current registered office are as follows:

                             H. Stewart Parker
                             1100 Olive Way, Suite 100
                             Seattle, Washington  98101

                              ARTICLE 9. DIRECTORS

      The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Board of Directors shall be divided into three classes, with such classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as appropriate. At each annual meeting of shareholders, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article 9, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

      The Directors of this corporation may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.

               ARTICLE 10. AMENDMENTS TO ARTICLES OF INCORPORATION

      This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred stock, a majority of the outstanding shares entitled to vote thereon, voting as a class, any of the provisions contained in these Articles of Incorporation; provided, however, that amendment or repeal of Article 7, Article 9, Article 10, Article 12 or
Article 13 shall require the affirmative vote of the holders of two-thirds of the outstanding shares. The rights of the shareholders of this corporation are granted subject to this reservation; provided, however, that the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not affect the entire class, then only the shares of the series so affected by the amendment shall be considered as a separate class for the purposes of this Article 10. Notwithstanding the provisions of this Article 10, the number of authorized shares of any such class or classes of stock may be increased by the affirmative vote of


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the holders of a majority of the outstanding shares entitled to vote thereon or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, if so provided in any amendment which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.

                  ARTICLE 11. LIMITATION OF DIRECTOR LIABILITY

      To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 11 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                  ARTICLE 12. SPECIAL MEETINGS OF SHAREHOLDERS

      The Chairman of the Board of Directors, the President or the Board of Directors may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

                     ARTICLE 13. SPECIAL VOTING REQUIREMENTS

      In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 13.

      13.1 DEFINITIONS.

      For the purposes of this Article 13:

      (a) "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of the corporation's assets otherwise than in the usual and regular course of business, or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

      (b) "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on January 1, 1994 or who is elected to the Board of Directors after January 1, 1994 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

      (c) "Subsidiary" means a domestic or foreign corporation that has a majority of its outstanding voting shares owned, directly or indirectly, by this corporation.


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      13.2 VOTE REQUIRED FOR BUSINESS COMBINATIONS.

      13.2.1 Except as provided in subsection 13.2.2 of this Article 13, the affirmative vote of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class, shall be required for the adoption or authorization of a Business Combination.

      13.2.2 Notwithstanding subsection 13.2.1 of this Article 13, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and is otherwise required by law to be approved by this corporation's shareholders, such Business Combination shall require the affirmative vote of not less than fifty-one percent (51%) of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than fifty-one percent (51%) of the outstanding shares of such series, voting as a class; provided, however, that if a Business Combination approved by a majority of the Continuing Directors is not otherwise required by law to be approved by this corporation's shareholders, then no vote of the shareholders of this corporation shall be required.

      In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 13.

                SERIES B CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                      DESIGNATION OF RIGHTS AND PREFERENCES

      There is hereby designated a series of Preferred Stock to be known as Series B Convertible Exchangeable Preferred Stock (the "Series B Stock"), consisting of 12,015 shares, $0.01 par value per share, having the following rights and preferences:

      1. DIVIDEND RIGHTS

      (a) When and if this corporation's Board of Directors shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock of this corporation, other than any such dividend or distribution payable in shares of Common Stock or other securities of this corporation (which is provided for in Sections 3.3 and 3.4), the holders of the Series B Stock shall be entitled to the amount of dividends per share that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series B Stock could then be converted pursuant to Section 3.1(a) without regard to the provisions of Section 4 (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

      (b) In addition to Section 1(a), subject to the rights of holders, if any, of shares of Preferred Stock then outstanding having a right to dividends ranking equal or superior to the rights of holders of Series B Stock, the holders of the then outstanding Series B Stock shall be entitled to receive, out of any assets of this corporation legally available therefor, a cumulative dividend equal to 7.0% per year of $1,000.00 per share (the "Series B Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with


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
respect to such shares) plus accrued dividends thereon, compounded on a semi-annual basis for a period of six years from the date of issuance. Such dividend shall be payable solely by the issuance of additional shares of Common Stock upon conversion of the Series B Stock into Common Stock pursuant to
Section 3 hereof; provided, however, that if the Company exercises the Redemption Right (as defined in Section 4), such dividend shall be payable in cash upon such redemption in accordance with Section 4. The dividend to be paid to a holder under this Section 1 upon a conversion of the Series B Stock shall be equal to that number of shares of Common Stock determined by dividing the total dividend accrued with respect such holder's Series B Stock by the Series B Conversion Price, determined in accordance with Section 3 hereof, then in effect. No dividends shall be payable under this Section 1 in the event the Exchange Right is exercised pursuant to Section 5.

      (c) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of stock subordinate in liquidation preference to the Series B Stock, the holders of the Series B Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Series B Original Issue Price (as defined below) per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series B Stock after issuance) (the "Series B Liquidation Preference"), out of funds legally available therefor.

      (d) If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the B Preferred Stock the full amounts to which they shall be entitled, the holders of the Series B Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 1(c).

      (e) After the distribution described in Section 1(c) above have been paid, subject to the rights of other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

      2. VOTING RIGHTS

      Holders of Series B Stock shall not be entitled to vote together with holders of Common Stock, including with respect to the election of directors of this corporation, or as a separate class, except as otherwise provided by the Washington Business Corporation Act (the "WBCA"). To the extent that, under the WBCA, the vote of the holders of the Series B Stock, voting separately as a class or series as applicable, is required to authorize a given action of this corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Stock (except as otherwise may be required under the WBCA) shall constitute the approval of such action by the class or series. Holders of the Series B Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled as of right under the WBCA which notice would be provided pursuant to the Company's Bylaws and the WBCA.

      3. CONVERSION

            3.1 RIGHT TO CONVERT; AUTOMATIC CONVERSION

      (a) Subject to Sections 3.3, 3.4, 3.5 and 3.6, each share of Series B Stock shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price, plus any accrued and unpaid dividends, by the Series B Conversion Price (as defined below) in effect at the time of conversion, at any time from the date hereof, at the office of this corporation or any transfer agent for such stock. The Series B Conversion Price shall initially be $3.32 per share, subject to adjustment as provided below.

      (b) In the event that a Significant Transaction (as defined below) occurs, then, in such event, the Series B Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Series B Original Issue Price, plus accrued and unpaid dividends, by the Series B Conversion Price then in effect, provided that the Corporation shall have given the holders of the Series B Stock notice that such significant transaction shall occur. For purposes of this Certificate of Designation, "Significant Transaction" shall mean (A) a reorganization, merger or consolidation in which immediately after (by virtue of securities issued as consideration for such transaction) the former shareholders of this corporation do not hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentage after such acquisition or sale as before such acquisition or sale, (B) an acquisition of all outstanding capital stock of this corporation or (C) a sale or other transfer of all or substantially all of this corporation's assets, but shall not include (1) a commencement of any bankruptcy or insolvency proceedings, whether voluntary or involuntary, (2) a filing for reorganization or relief under bankruptcy law, (3) a consent to the appointment of a receiver, liquidator or trustee for this corporation or its assets, (4) a making of a general assignment by this corporation for the benefit of its creditors or (5) any other similar corporate action.

            3.2 MECHANICS OF CONVERSION

      Before any holder of Series B Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series B Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series B Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            3.3 CONVERSION PRICE ADJUSTMENTS FOR STOCK SPLITS AND COMBINATIONS

      If this corporation shall at any time or from time to time after the date that the first share of Series B Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common


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
Stock without a corresponding subdivision of the Series B Stock , the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Stock , the Series B Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

            3.4 OTHER DISTRIBUTIONS

      In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3.3, then, in each such case for the purpose of this Section 3.4, the holders of the Series B Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series B Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

            3.5 RECAPITALIZATIONS

      If the Common Stock issuable upon the conversion of Series B Stock shall be changed into the same or a different number of shares of any class or classes of stock of this corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 3), then and in each such event each share of Series B Stock shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series B Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

            3.6 NO FRACTIONAL SHARES; CERTIFICATES AS TO ADJUSTMENT

      (a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Stock, but this corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by this corporation's Board of Directors) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Stock being converted at any one time by any holder, not upon each share of Series B Stock being converted.

      (b) In each case of an adjustment or readjustment of the Series B Conversion Price, this corporation at its expense will furnish each holder of Series B Stock with a certificate, signed by this corporation's Chief Financial Officer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

            3.7 NOTICES OF RECORD DATE

      In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            3.8 RESERVATION OF STOCK ISSUABLE UPON CONVERSION

      This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            3.9 NOTICES

      Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

      4. LIMITATION ON ISSUANCE OF SHARES UPON CONVERSION; REDEMPTION

      (a) The following definitions shall apply to this Section 4:

            (i) "Maximum Share Amount" shall mean the number of shares of this corporation's Common Stock equal to 19.99% of this corporation's Common Stock then outstanding;

            (ii) "Excess Shares" shall mean Common Stock of this corporation which, upon issuance, results in the beneficial ownership (as defined in Rule 13(d)-3 of the Securities Exchange Act of
                  1934) by a holder of shares of Common Stock in excess of the Maximum Share Amount;

            (iii) "Exchange Rules" shall mean the rules or regulations of Nasdaq or any other principal securities market upon which the Common Stock of this corporation is or becomes traded.

      (b) Except as provided in Section 4(c), this corporation shall not be obligated to issue upon conversion of the Series B Stock, in the aggregate, Excess Shares if such issuance in excess of the Maximum Shares Amount would constitute a breach a or violation of the Exchange Rules.

      (c) To the extent this corporation will be required, or it appears likely to the Board of Directors of this corporation that this corporation will be required, to issue any Excess Shares, this corporation shall promptly use its best efforts to obtain shareholder approval in accordance with the WBCA, the applicable rules of the Securities and Exchange Commission and the Exchange Rules. In the event this corporation does not obtain shareholder approval, this corporation shall have the right, at its option (the "Redemption Right"), to redeem, out of funds legally available therefor, all or any part of the Excess Shares at a redemption price, payable in cash, equal to the Series B Original Issue Price per share together with accrued and unpaid dividends on any such shares that are redeemed (the "Redemption Price"). This corporation may exercise the Redemption Right by providing notice by mail, first class postage prepaid, to each holder of Series B Stock of record (at the close of business on the business day preceding the day on which notice is given) of the Series B Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the date that the redemption is to occur (the "Redemption Date"), the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series B Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Stock designated for redemption in the Redemption Notice as holders of Series B Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates and except as provided in Section 6(c)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.

      5. EXCHANGE RIGHT

      (a) At any time beginning on the date hereof and ending on the later of April 21, 2003 or six months after the end of the Research and Development Term (as defined by the Joint Development and Operating Agreement among this corporation, Elan Pharmaceuticals, plc, a public liability corporation incorporated under the laws of Ireland, Elan International Services, Ltd., a Bermuda corporation ("EIS") and Targeted Genetics Newco, Ltd., a Bermuda corporation ("Newco")), provided that no shares of Series B Stock representing the shares initially issued and sold by this corporation to EIS and its affiliates, together with those issued or issuable in respect of dividends provided for in Section 1, have been converted as provided in Section 3.1(a) or 3.1(b), the holders of the Series B Stock (by act of the holders of a majority of the Series B Stock) shall have the right to exchange 100% of such shares of Series B Stock (the "Exchange Right") with this corporation for 100% of the outstanding preferred shares of Newco, held by this corporation, representing 30.1% of the beneficial interest in the aggregate issued and outstanding capital stock of Newco on a fully diluted basis, so that, after giving effect to the exercise of the Exchange Right, such holders will own such issued and outstanding capital stock of Newco representing 50.0% of the beneficial interest in the aggregate issued and outstanding capital stock of Newco on a fully diluted basis.

      (b) In order to exercise the Exchange Right, the holders shall provide written notice thereof to this corporation, setting forth (i) the fact that such holders intend to exercise the Exchange Right and (ii) the proposed date for such exercise (the "Exercise Date"), which shall be between 10 and 30 days after the date of such notice. On the Exercise Date, (x) the holders shall tender their shares of Series B Stock to this corporation for cancellation and (y) this corporation shall cause to be delivered to EIS, acting on behalf of such holders, such shares of Newco. The holders and this corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

      (c) If any shares of Series B Stock are converted into shares of Common Stock pursuant to Section 3.1(a) or 3.1(b), the Exchange Right shall terminate and be of no further force or effect with respect to such shares or with respect to those shares of Series B Stock issued as dividends pursuant to Section 1. If all or any shares of the Series B Stock are converted to shares of Common Stock upon the occurrence of a Significant Transaction, the Exchange Right shall be preserved for its full term as provided in Section 5(a), except that, to exercise the Exchange Right, EIS shall be obligated to tender the consideration received by EIS upon the automatic conversion of the Series B Stock in connection with such Significant Transaction. If this corporation exercises the Redemption Right with respect to any shares of Series B Stock, the Exchange Right shall be preserved for its full term, except that, to exercise the Exchange Right, in addition to tendering any shares of Series B Stock then outstanding, EIS shall be obligated to tender the consideration received by EIS upon the redemption of any Excess Shares in connection with this corporation's exercise of its Redemption Right.

      6. PROTECTIVE PROVISIONS

      So long as any shares of Series B Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Stock, voting as a separate class or series, amend its Articles of Incorporation so as to adversely affect the rights, preferences or privileges of the Series B Stock or any holder thereof, including, without limitation, by creating any series of Preferred Stock (or issuing shares under any such series) that is senior in right of payment upon liquidation, in respect of dividends or otherwise to the Series B Stock, or adversely change the rights of the holders of the Series B Stock in any other respect; provided, however, that the creation of any series of Preferred Stock (or issuance of shares under any such series) that is pari passu in respect of dividends or otherwise with the Series B Stock shall not be deemed to adversely affect the rights, preferences or privileges of the Series B Stock or any holder thereof or change the rights of the holders of the Series B Stock in any other respect.

      7. STATUS OF CONVERTED, REDEEMED OR EXCHANGED STOCK

      In the event any shares of Series B Stock shall be converted pursuant to
Section 3, redeemed pursuant to Section 4 or exchanged pursuant to Section 5, the shares so converted, redeemed or exchanged shall be cancelled and shall not be reissuable by this corporation.

      Dated: May 27, 2005

                                              TARGETED GENETICS CORPORATION

                                              By:  /S/ H. STEWART PARKER
                                                   ---------------------
                                                   H. Stewart Parker, President
                                                   and Chief Executive Officer


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